EXHIBIT 10.10




                                  $192,500,000


                   FIVE-YEAR REVOLVING CREDIT AND COMPETITIVE
                           ADVANCE FACILITY AGREEMENT



                                   dated as of


                                  July 27, 2001

                                      among


                     THE READER'S DIGEST ASSOCIATION, INC.,
                           as Borrower and Guarantor,


                     The Borrowing Subsidiaries Party Hereto

                            The Lenders Party Hereto

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent


                               ABN AMRO BANK N.V.,
                                 COMMERZBANK AG,
                             MIZUHO FINANCIAL GROUP
                                       and
                              WACHOVIA BANK, N.A.,
                     as Arrangers and Co-Syndication Agents


                            -------------------------


                          J. P. MORGAN SECURITIES INC.,
                      as Lead Arranger and Sole Bookrunner


                                                     [CSM 6700-435]

                                TABLE OF CONTENTS
                                                                       Page

                                    ARTICLE I
                                   DEFINITIONS


SECTION    1.01  Definitions................................             1
           1.02  Accounting Terms
                       and Determinations...................            14


                                   ARTICLE II
                                    THE LOANS

SECTION    2.01  Commitments................................            14
           2.02  Loans......................................            14
           2.03  Competitive Bid Procedure..................            15
           2.04  Standby Borrowing Procedure................            17
           2.05  Swingline Loans............................            17
           2.06  Conversion and Continuation of Standby
                       Loans................................            18
           2.07  Fees.......................................            18
           2.08  Repayment of Loans; Evidence of Debt.......            19
           2.09  Interest on Loans..........................            20
           2.10  Default Interest...........................            20
           2.11  Alternate Rate of Interest.................            20
           2.12  Termination and Reduction of Commitments...            21
           2.13  Prepayment.................................            21
           2.14  Reserve Requirements; Change in
                       Circumstances........................            22
           2.15  Change in Legality.........................            23
           2.16  Indemnity..................................            23
           2.17  Pro Rata Treatment.........................            24
           2.18  Sharing of Setoffs.........................            24
           2.19  Payments...................................            25
           2.20  Taxes......................................            25
           2.21  Duty to Mitigate; Assignment of
                       Commitments Under Certain
                       Circumstances........................            26
           2.22  Borrowing Subsidiaries.....................            26
                                   ARTICLE III
                                   CONDITIONS


SECTION    3.01  Effectiveness..............................            26
           3.02  Borrowings.................................            27
           3.03  Initial Borrowing by Each
                       Borrowing Subsidiary.................            27

                                                                       Page
                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES


SECTION    4.01  Organization; Powers.......................            28
           4.02  Authorization; Enforceability..............            28
           4.03  Governmental Approvals; No Conflicts.......            28
           4.04  Financial Condition; No Material
                   Adverse Change...........................            28
           4.05  Properties.................................            28
           4.06  Litigation and Environmental
                       Matters..............................            29
           4.07  Compliance with Laws and
                       Agreements...........................            29
           4.08  Not an Investment Company or
                       Holding Company......................            29
           4.09  Taxes......................................            29
           4.10  ERISA......................................            29
           4.11  Disclosure.................................            29
           4.12  Federal Reserve Regulations................            29

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS


SECTION    5.01  Financial Statements and Other Information.            30
           5.02  Notices of Material Events.................            31
           5.03  Existence; Conduct of Business.............            31
           5.04  Payment of Obligations.....................            31
           5.05  Maintenance of Properties;
                       Insurance............................            31
           5.06  Books and Records; Inspection Rights.......            31
           5.07  Compliance with Laws.......................            31
           5.08  Use of Proceeds............................            32


                                   ARTICLE VI
                               NEGATIVE COVENANTS

SECTION    6.01  Liens......................................            32
           6.02  Sale and Leaseback Transactions............            33
           6.03  Fundamental Changes........................            33
           6.04  Transactions with Affiliates...............            34
           6.05  Restrictive Agreements.....................            34
           6.06  Subsidiary Debt............................            34
           6.07  Consolidated Interest Coverage Ratio.......            34
           6.08  Consolidated Leverage Ratio................            34

ARTICLE     VII  DEFAULTS...................................            35

                                                                       Page

ARTICLE    VIII  THE ADMINISTRATIVE AGENT...................            36

ARTICLE      IX  GUARANTEE..................................            38

                                    ARTICLE X
                                  MISCELLANEOUS



SECTION    10.01  Notices...................................            39
           10.02  Waivers; Amendments.......................            39
           10.03    Expenses; Indemnity; Damage Waiver......            40
           10.04  Successors and Assigns....................            41
           10.05  Survival .................................            43
           10.06  Counterparts; Integration;
                  Effectiveness.............................            43
           10.07  Severability .............................            43
           10.08  Right of Setoff...........................            44
           10.09  Governing Law; Jurisdiction; Consent to
                        Service of Process..................            44
           10.10  Waiver of Jury Trial......................            44
           10.11  Headings..................................            45
           10.12  Confidentiality...........................            45
           10.13  Conversion of Currencies..................            45

Exhibit A     -   Administrative Questionnaire

Exhibit B     -   Assignment and Acceptance

Exhibit C     -   Borrowing Subsidiary Agreement

Exhibit D     -   Borrowing Subsidiary Termination

Exhibit E-1   -   Competitive Bid Request

Exhibit E-2   -   Notice of Competitive Bid Request

Exhibit E-3   -   Competitive Bid

Exhibit E-4   -   Competitive Bid Accept/Reject Letter

Exhibit E-5   -   Standby Borrowing Request

Exhibit F-1   -   Form of Opinion of Associate General Counsel for the Company

Exhibit F-2   -   Form of Opinion of Counsel for the Administrative Agent

Exhibit F-3   -   Form of Opinion of Counsel for Borrowing Subsidiary


Schedule 2.01 Commitments

Schedule 4.06 Disclosed Matters

Schedule 6.01 Liens

Schedule 6.06 Subsidiary Debt

                        FIVE-YEAR REVOLVING CREDIT AND COMPETITIVE ADVANCE
                  FACILITY AGREEMENT dated as of July 27, 2001 (this "Agreement"), among THE READER'S DIGEST ASSOCIATION, INC., as a Borrower and as the Guarantor (each as defined herein), the BORROWING SUBSIDIARIES (as defined herein), the LENDERS (as defined herein), and THE CHASE MANHATTAN BANK, as Administrative Agent.

            The Borrowers (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) have requested the Lenders to (i) extend credit in order to enable them to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not to exceed $192,500,000, and (ii) to make available Swingline Loans in a principal amount not to exceed $20,000,000 at any one time. The proceeds of such Borrowings are to be used for general corporate purposes, including acquisitions, share repurchases and commercial paper backup. The Borrowers have also requested the Lenders to provide a procedure pursuant to which the Lenders may be invited to bid on an uncommitted basis on short-term Borrowings by the Borrower. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions herein set forth.

            The parties hereto agree as follows:


                                    ARTICLE I

                                         DEFINITIONS

            SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

            "ABR Borrowing" means a Borrowing comprised of ABR Loans.

            "ABR Loan" means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

            "Administrative Agent" means The Chase Manhattan Bank in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

            "Administrative Fees" shall have the meaning assigned to such term in Section 2.07(b).

            "Administrative Questionnaire" means an administrative questionnaire in the form of Exhibit A hereto.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agreement Currency" has the meaning set forth in Section 10.13(b).

            "Alternate Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Creditor" has the meaning set forth in Section 10.13(b).

            "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of an ABR Loan or a Fixed Rate Loan, or such Lender's Eurodollar Lending Office in the case of a Eurodollar Loan.

            "Applicable Rate" shall mean on any date, with respect to any Eurodollar Loan, or with respect to the Facility Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "Facility Fee", as the case may be, based upon the
Ratings:


            Ratings             Eurodollar Spread        Facility
                                                           Fee

Level 1                         0.475%             0.150%

higher than BBB+/Baa1

Level 2                         0.675%             0.200%

BBB+/Baa1

Level 3                         0.800%             0.200%

BBB/Baa2

Level 4                         1.025%             0.225%

BBB-/Baa3

Level 5                         1.200%             0.300%

lower than BBB-/lower than
Baa3 or unrated


For purposes of the foregoing, (i) if the Ratings in effect or deemed to be in effect on any date fall in different Levels, the Applicable Rate shall be determined on such date by reference to the Level corresponding to the higher Rating, unless the Ratings differ by more than one Level, in which case the applicable Level shall be the Level next above that corresponding to the lower Rating; (ii) if either Moody's or S&P shall not have, or shall be deemed not to have, a Rating in effect (other than because such rating agency shall no longer be in the business of rating corporate debt obligations or corporate credit), then such rating agency will be deemed to have provided a Rating in Level 5; and
(iii) if any Rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the day after the date on which such change is first announced by the rating agency making such change. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations or corporate credit, the Company and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending any such amendment the Applicable Rate shall be determined by reference to the ratings provided immediately prior to such change or cessation.

            "Assignee" has the meaning set forth in Section 10.04(b).

            "Assignment and Acceptance" means an agreement in the form of Exhibit B hereto.

            "Available Commitment" means, as to any Lender at any time, an amount equal to such Lender's Commitment at such time minus such Lender's Standby Credit Exposure.

            "Availability Period" means the period from and including the Effective Date to and excluding the earlier of the Maturity Date and the date of the termination of the Commitments.

            "Borrower" means the Company or any Borrowing Subsidiary.

            "Borrowing" means (a) a group of Standby Loans of the same Type made by the Lenders and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date as to which the same Interest Period is in effect or (c) a Swingline Loan.

            "Borrowing Subsidiary" means any Subsidiary of the Company named as such on the signature pages hereto or designated as a Borrowing Subsidiary by the Company pursuant to Section 2.22.

            "Borrowing Subsidiary Agreement" means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C.

            "Borrowing Subsidiary Termination" means a Borrowing Subsidiary Termination substantially in the form of Exhibit D.

            "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            A "Change in Control" shall be deemed to have occurred if (a) The DeWitt Wallace-Reader's Digest Fund, Inc., the Lila Wallace-Reader's Digest Fund, Inc., The Employee Ownership Plan and 401(k) Partnership of the Reader's Digest Association, Inc. and any other employee benefit plans of the Company or any Subsidiary, taken together (the "Current Control Group"), shall cease to be the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect as of the date hereof) of shares representing 30% or more of the voting power represented by the issued and outstanding capital stock of the Company; (b) any person or group (other than the Current Control Group) shall acquire "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect as of the date hereof) of shares representing a greater percentage of the voting power represented by the issued and outstanding capital stock of the Company than the percentage of such voting power represented by the shares beneficially owned by the Current Control Group; or (c) during any period of 12 consecutive calendar months, (i) the directors (the "preceding directors") constituting the Company's board of directors at the beginning of such period and (ii) any new directors (x) whose election by the Company's directors or whose nomination for election by the Company's stockholders was, in each case, approved by a majority of the Company's directors then still in office who were either preceding directors or whose election or nomination for election was previously so approved or (y) whose election or nomination for election was voted for or approved, as the case may be, by the Current Control Group, when all such directors are taken together, shall cease for any reason to constitute a majority of the Company's board of directors. As used in this definition, "group" shall have the meaning given to such term in Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Chase" means The Chase Manhattan Bank, a New York banking corporation.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Standby Loans, Competitive Loans or Swingline Loans.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commitment" means, with respect to each Lender, the commitment of such Lender to make Standby Loans and to acquire participations in Swingline Loans hereunder as set forth in Schedule 2.01 or in an Assignment and Acceptance delivered by such Lender under Section 10.04, as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.12 or pursuant to one or more assignments under Section 10.04. The Commitment of each Lender shall automatically and permanently terminate on the Maturity Date if not terminated earlier pursuant to the terms hereof.

            "Company" means The Reader's Digest Association, Inc., a Delaware corporation, and its successors.

            "Competitive Bid" means an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

            "Competitive Bid Accept/Reject Letter" means a notification made by the applicable Borrower pursuant to Section 2.03(d) in the form of Exhibit E-4.

            "Competitive Bid Rate" means, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurodollar Loan, the Margin and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

            "Competitive Bid Request" means a request made pursuant to Section
2.03 in the form of Exhibit E-1.

            "Competitive Borrowing" means a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the applicable Borrower under the bidding procedure described in Section 2.03.

            "Competitive Loan" means a loan made pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.

            "Competitive Loan Exposure" means, with respect to any Lender at any time, the aggregate principal amount of all outstanding Competitive Loans made by such Lender.

            "Consolidated Assets" means, at any time, all assets of the Company and its consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP.

            "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, to the extent deducted in computing such Consolidated Net Income, the sum (without duplication) of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization, (d) non-recurring non-cash restructuring charges, (e) extraordinary losses and (f) the cumulative effect of changes in accounting principles, minus, to the extent added in computing such Consolidated Net Income, the sum (without duplication) of (x) consolidated interest income, (y) extraordinary gains and (z) the cumulative effect of changes in accounting principles.

            "Consolidated Interest Coverage Ratio" means the ratio of (a) Consolidated EBITDA to (b) Consolidated Net Interest Expense.

            "Consolidated Leverage Ratio" means, at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the period of four fiscal quarters ended at or most recently prior to such time.

            "Consolidated Net Income" means, for the Company and the consolidated Subsidiaries for any period, the aggregate net income (or net deficit) of such persons, determined on a consolidated basis in accordance with GAAP consistently applied.

            "Consolidated Net Interest Expense" means, with respect to the Company and the consolidated Subsidiaries for any period, Interest Expense (net of any interest income for such period determined on a consolidated basis in accordance with GAAP).

            "Consolidated Total Debt" means, for the Company and the consolidated Subsidiaries at any date, the aggregate Debt of such persons, determined on a consolidated basis in accordance with GAAP consistently applied.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

            "Debt" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, and (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and banker's acceptances; provided, however, that Debt of any Person shall not include (i) any obligations of such Person incurred in connection with letters of credit, letters of guaranty, banker's acceptances, bills of exchange and similar instruments obtained or created in the ordinary course of business to support or evidence obligations of such Person that do not constitute Debt, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iii) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person, (iv) any Debt secured on a non-recourse basis by any assets of such Person to the extent that the outstanding balance thereof exceeds the fair market value of such assets and (v) statutory or other legal obligations to make deposits in connection with sweepstakes or similar contests.

            "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

            "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

            "Dollars" or "$" means lawful currency of the United States of America.

            "Domestic Borrowing Subsidiary" means any Borrowing Subsidiary organized under the laws of the United States or any of its territories or possessions or any political subdivision thereof.

            "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" on Schedule
2.01 or, as to any person who becomes a Lender after the date hereof, on the Assignment and Acceptance executed by such person or such other office of such Lender as such Lender may hereafter designate from time to time as its "Domestic Lending Office" by notice to the Company and the Administrative Agent.

            "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30-day notice period is waived), with respect to a Plan; (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Eurodollar Borrowing" means a Borrowing comprised of Eurodollar Loans.

            "Eurodollar Competitive Loan" means any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

            "Eurodollar Lending Office" means, with respect to each Lender, the branch or Affiliate of such Lender which such Lender has designated as its "Eurodollar Lending Office" on Schedule 2.01 or, as to any person who becomes a Lender after the date hereof, on the Assignment and Acceptance executed by such person or such other office of such Lender as such Lender may hereafter designate from time to time as its "Eurodollar Lending Office" by notice to the Company and the Administrative Agent.

            "Eurodollar Loan" means any Eurodollar Competitive Loan or Eurodollar Standby Loan.

            "Eurodollar Standby Borrowing" means a Borrowing comprised of Eurodollar Standby Loans.

            "Eurodollar Standby Loan" means any Standby Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

            "Event of Default" has the meaning set forth in Article VII.

            "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income, franchise or other taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed by the United States of America or by any other jurisdiction in which such Lender is organized, has its principal office or its applicable lending office on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.20(a).

            "Existing Credit Agreement" shall mean the Competitive Advance and Revolving Credit Facility Agreement of the Company dated as of November 12, 1996, as amended.

            "Facility Fee" shall have the meaning assigned to such term in
Section 2.07(a).

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Fees" means the Facility Fee, the Administrative Fees and the Utilization Fee.

            "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

            "Fixed Rate" shall mean the fixed rate of interest applicable to a Fixed Rate Loan.

            "Fixed Rate Borrowing" means a Borrowing comprised of Fixed Rate Loans.

            "Fixed Rate Loan" means any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

            "Foreign Borrower" means each Borrower that is a Foreign Subsidiary.

            "Foreign Lender", with respect to any Loan, means any Lender making such Loan that is organized under the laws of a jurisdiction other than the Relevant Jurisdiction.

            "Foreign Subsidiary" means any Subsidiary organized under the laws of a jurisdiction outside the United States of America or any of its territories or possessions or any political subdivision thereof.

            "GAAP" means generally accepted accounting principles, applied on a consistent basis.

            "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "Guarantee" means any agreement by which any Borrower or any Subsidiary assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the Debt of another Person, or agrees to maintain the net worth or working capital or other financial condition of such Person so as to enable such Person to pay such Debt or otherwise assure any creditor of such Person against loss with respect to such Debt, but shall not include (i) customary indemnifications, representations and warranties made in the ordinary course of business in connection with purchases, sales or leasing of property or issuances of securities, (ii) assurances given in the ordinary course of business of the payment of obligations of customers or suppliers of the Company or any Subsidiary, (iii) retained liability in connection with sales of accounts receivable or chattel paper in the ordinary course of business (but only to the extent customary in connection with sales accounted for as true sales) or (iv) guarantees of loans or advances made to present or former officers and directors of the Company or any Subsidiary (x) to enable them to acquire capital stock of the Company or any Subsidiary or (y) so long as the aggregate amount thereof does not exceed $3,000,000, for any other purpose.

            "Guarantor" means the Company, in its capacity as guarantor of the Obligations hereunder.

            "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement or option, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Indemnified Taxes" means Taxes, including Other Taxes but excluding Excluded Taxes.

            "Indemnitee" shall have the meaning assigned to such term in Section 10.03(b).

            "Index Debt" shall mean the senior, unsecured, non-credit enhanced long-term debt for borrowed money of the Company.

            "Information" shall have the meaning assigned to such term in
Section 10.12.

            "Interest Expense" means, for any period, the interest expense of the Company and the consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (i) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging agreements) payable in connection with the incurrence of indebtedness to the extent included in interest expense in accordance with GAAP and (iii) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

            "Interest Payment Date" means (a) with respect to any Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in addition, the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type and (b) in the case of a Eurodollar Loan with an Interest Period of more than three months' duration or a Fixed Rate Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days' duration, as the case may be, been applicable to such Loan.

            "Interest Period" means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.06 or repaid or prepaid in accordance with Section
2.08 or Section 2.13, (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing and (d) as to any Swingline Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the Maturity Date and
(ii) the date such Borrowing is repaid in accordance with Section 2.08 or 2.13; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            "Judgment Currency" shall have the meaning assigned to such term in
Section 10.13(b).

            "Lender" means each financial institution listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 10.04, and their respective successors. Unless context otherwise requires, the term "Lenders" includes Swingline Lenders.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the arithmetic average of the rates that appear on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on such date for deposits in Dollars and for a maturity comparable to such Interest Period or, in the event no such rates appear on the Reuters Screen LIBO Page, the rate at which deposits in Dollars approximately equal in principal amount to such Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

            "Loan" means a Competitive Loan, a Standby Loan or a Swingline Loan.

            "Loan Documents" means this Agreement, each Borrowing Subsidiary Agreement and each amendment, supplement, modification, consent or waiver of, to or in respect of either of the foregoing.

            "Margin" means, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

            "Material Adverse Effect" means (a) a materially adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform the Obligations or
(c) material impairment of the rights available to the Lenders or the Administrative Agent under any Loan Document.

            "Material Debt" means Debt (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Material Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Debt, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

            "Material Subsidiary" means each Borrowing Subsidiary and each other Subsidiary other than Subsidiaries that, (a) individually do not account for more than (i) 3% of the assets, (ii) 3% of Consolidated Tangible Net Worth or
(iii) 3% of the revenues and (b) in the aggregate do not account for more than
(i) 10% of the assets, (ii) 10% of Consolidated Tangible Net Worth or (iii) 10% of the revenues, in each case, at the end of or for the four fiscal quarters most recently ended, of the Company and its Subsidiaries on a consolidated basis.

            "Maturity Date" means July 27, 2006.

            "Moody's" means Moody's Investors Service, Inc.

            "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

            "Notice of Competitive Bid Request" means a notification made pursuant to Section 2.03 in the form of Exhibit E-2.

            "Obligations" means the due and punctual payment of (i) the principal of and interest on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including Fees, costs, expenses and indemnities (including, without limitation, the obligations described in Section 2.20) of the Borrowers to the Lenders under this Agreement and the other Loan Documents.

            "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement.

            "Participant" has the meaning set forth in Section 10.04(e).

            "Participation Percentage" means, with respect to any Lender, the Percentage of the Total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Participation Percentages shall be determined based on the Commitments most recently in effect, giving effect to any assignments.

            "Payment Location" shall mean an office, branch or other place of business of any Borrower.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permitted Encumbrances" means:

            (a) Liens imposed by law for Taxes, fees, assessments or other governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendors' or lessors' Liens (and deposits to obtain the release of such Liens), set-off rights and other like Liens imposed by law (or contract, to the extent that such contractual Liens are similar in nature and scope to Liens imposed by law), in each case arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

            (c) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers' compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security laws or regulations;

            (d) deposits (including deposits made to satisfy statutory or other legal obligations in connection with sweepstakes or similar contests) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (e)(i) easements, covenants, conditions, restrictions, leases, subleases, licenses, rights of way, minor irregularities in, or lack of, title and similar encumbrances affecting real property, (ii) with respect to any lessee's or licensee's interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof, with or without the lessee's or licensee's consent, and (iii) leases, licenses, rights and obligations in connection with patents, copyrights, trademarks, trade names and other intellectual property, in each case that do not secure the payment of borrowed money (other than, with respect to any lessee's or licensee's interest in real or personal property, mortgages, liens, rights and obligations and other encumbrances arising by, through or under any owner, lessor or licensor thereof) to the extent, in the case of each of (i), (ii) and (iii), that the Liens referred to therein do not, in the aggregate, materially detract from the value of the affected property as used by the Company or any Subsidiary in the ordinary course of business or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; and

            (f) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

provided that "Permitted Encumbrances" shall not include any Lien securing Debt.

            "Permitted Investments" shall mean:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof, and repurchase agreements in respect of such obligations;

            (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Service or from Moody's Investors Service, Inc.;

            (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender, or any other commercial bank organized or licensed under the laws of the United States of America or any State thereof that has a short term deposit rating of A1 from Standard & Poor's Ratings Service and P1 from Moody's Investors Service, Inc.; and

            (d) other investment instruments approved in writing by the Administrative Agent and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000.

            "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Prepayment Account" has the meaning set forth in Section 2.13(f).

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Ratings" shall refer to (a) the published ratings by Moody's and S&P of the Company's senior unsecured, non-credit enhanced long-term debt obligations or of the Company's corporate credit, or (b) if either such rating agency shall not have such a published rating, any confidential or private rating by such rating agency of the Company's senior unsecured, non-credit enhanced long-term debt obligations or of the Company's corporate credit. In the event either rating agency shall have in effect a confidential or private rating of the sort referred to in clause (b) of the preceding sentence, the Company shall cause such rating to be reissued by such rating agency at least once during each 12 month period and at such other times as the Administrative Agent, acting in good faith, shall request, and shall provide a copy of such ratings to the Administrative Agent and the Lender. At any time when such rating shall not have been so renewed and provided, such rating agency shall be deemed not to have a Rating in effect.

            "Register" shall have the meaning assigned to such term in Section 10.04(c).

            "Registered Note" shall have the meaning assigned to such term in
Section 2.08(e).

            "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as in effect from time to time.

            "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System of the United States of America, as in effect from time to time.

            "Relevant Jurisdiction" means (i) in the case of any Loan to the Company or any Domestic Borrowing Subsidiary, the United States of America, and
(ii) in the case of any Loan to any other Borrowing Subsidiary, the jurisdiction imposing (or having the power to impose) withholding tax on payments by such Borrowing Subsidiary under this Agreement.

            "Required Lenders" means, at any time, Lenders having Commitments representing a majority of the Total Commitment; provided that, after the Commitments have been terminated for purposes of acceleration pursuant to clause
(ii) of Article VII, "Required Lenders" means Lenders holding Loans representing a majority of the principal amount of all Loans outstanding.

            "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

            "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill.

            "Standby Borrowing" means a Borrowing consisting of simultaneous Standby Loans from each of the Lenders then having an Available Commitment.

            "Standby Borrowing Request" means a request made pursuant to Section
2.04 in the form of Exhibit E-5.

            "Standby Credit Exposure" means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Standby Loans of such Lender and (b) such Lender's Swingline Exposure.

            "Standby Loans" means the revolving loans made pursuant to Section
2.01. Each Standby Loan shall be a Eurodollar Standby Loan or an ABR Loan.

            "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "Subsidiary" means any subsidiary of the Company.

            "Swingline Borrowing" means a Borrowing consisting of Swingline Loans.

            "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Participation Percentage of the total Swingline Exposure at such time.

            "Swingline Lender" means Chase, in its capacity as lender of Swingline Loans hereunder.

            "Swingline Loan" means a Loan made pursuant to Section 2.05.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto (including without limitation any interest, penalties or other additions to tax).

            "364-Day Agreement" means the 364-Day Revolving Credit and Competitive Advance Facility Agreement dated as of the date hereof among the Company, certain borrowing subsidiaries, certain lenders and The Chase Manhattan Bank, as administrative agent, as the same may be amended from time to time.

            "Total Commitment" means, at any time, the aggregate Commitments of all the Lenders, as in effect at such time.

            "Transactions" means the execution, delivery and performance by the Borrowers and the Guarantor of this Agreement, the borrowing of Loans hereunder and thereunder and the use of the proceeds of such Loans.

            "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Alternate Base Rate and the Fixed Rate.

            "United States" and "U.S." each means the United States of America.

            "U.S. Person" means any Person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any State thereof or (iii) any estate or trust that is subject to U.S. Federal income taxation regardless of the source of its income.

            "Utilization Fee" has the meaning assigned to such term in Section 2.07(c).

            SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof, including, without limitation, any covenant in Article VI, to eliminate the effect of any change in generally accepted accounting principles adopted after the Effective Date on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any such provision for such purpose), then the Company's compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Lenders.


                                   ARTICLE II

                                    THE LOANS

            SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans, denominated in Dollars, to any Borrower, at any time and from time to time on and after the Effective Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender; provided that after giving effect to any such Standby Loan (and to any concurrent repayment or prepayment of Loans), (i) the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures shall not exceed the Total Commitment then in effect and (ii) the Standby Credit Exposure of any Lender shall not exceed such Lender's Commitment. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Standby Loans hereunder, on and after the Effective Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.

            SECTION 2.02. Loans. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Standby Loans made by the Lenders ratably in accordance with their Available Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) in the case of Standby Loans, in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the Available Commitments). All Loans shall be made in Dollars.

            (b) Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans and each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans or ABR Loans. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than 15 separate Eurodollar Standby Loans of any Lender being outstanding at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

            (c) Subject to Section 2.06, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 2:00 p.m., New York City time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Company to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted. Standby Loans shall be made by the Lenders pro rata in accordance with Section 2.17. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

            SECTION 2.03. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time on or after the Effective Date and until the earlier of the Maturity Date and the termination of the Commitments, any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Standby Credit Exposures plus the aggregate amount of the Competitive Loan Exposures at any time shall not exceed the Total Commitment. In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit E-1 hereto, to be received by the Administrative Agent
(i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit E-1 may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy. Each Competitive Bid Request shall refer to this Agreement and specify (v) the Borrower submitting such Competitive Bid Request,
(w) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, (x) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be in a minimum principal amount of $15,000,000 and in an integral multiple of $1,000,000, (y) the maturity date of such Borrowing (which may not be after the Maturity Date) and (z) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall telecopy to each Lender a Notice of Competitive Bid Request inviting the Lender to bid, on the terms and conditions of this Agreement, to make Competitive Loans.

            (b) Subject to paragraph (g) hereof, each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids responsive to the Borrower's Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy, in the form of Exhibit E-3 hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit E-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. Any Competitive Bid for a principal amount in excess of that requested in the Competitive Bid Request shall be deemed to be a Competitive Bid for the principal amount requested. If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy (I) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

            (c) The Administrative Agent shall promptly notify the Borrower, by telecopy, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this
Section 2.03.

            (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above not more than one hour after it shall have been notified of such bids by the Administrative Agent pursuant to such paragraph (c); provided, however, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate with respect to such Competitive Bid Request, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in such Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in such Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in such Competitive Bid Request less the amount of all other Competitive Bids at lower Competitive Bid Rates accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at a particular Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such particular Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for an integral multiple of $1,000,000, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given pursuant to this paragraph (d) shall be irrevocable.

            (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

            (f) No Competitive Borrowing shall be requested or made hereunder if after giving effect thereto any of the conditions set forth in paragraph (b) of
Section 2.01 would not be met.

            (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

            SECTION 2.04. Standby Borrowing Procedure. In order to request a Standby Borrowing, a Borrower shall hand deliver or telecopy (or give telephone notice promptly confirmed in writing or by telecopy) to the Administrative Agent a duly completed Standby Borrowing Request in the form of Exhibit E-5 (a) in the case of a Eurodollar Standby Borrowing, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of such Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) the Borrower requesting such Standby Borrowing, (ii) whether the Borrowing then being requested is to be a Eurodollar Standby Borrowing or an ABR Borrowing; (iii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iv) if such Borrowing is to be a Eurodollar Standby Borrowing, the duration of each Interest Period with respect thereto, the last of which shall not end after the Maturity Date. If no election as to the Type of Standby Borrowing is specified in any such notice with respect to a Standby Borrowing, then the requested Standby Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Standby Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender's portion of the requested Borrowing.

            SECTION 2.05 Swingline Loans (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to any Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the sum of the total Standby Credit Exposures plus the aggregate principal amount of Competitive Loans exceeding the Total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be an ABR Loan.

            (b) In order to request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

            (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent shall give notice thereof to each Lender, specifying in such notice such Lender's Participation Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay the Administrative Agent, for the account of the Swingline Lender, such Lender's Participation Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay the Swingline Lender the amounts received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of the sale of participations therein shall promptly be remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall promptly be remitted to the Lenders that shall have made payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in payment thereof.

            SECTION 2.06. Conversion and Continuation of Standby Loans. A Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 10:30 a.m., New York City time, on the day of the conversion, to convert all or any part of any Eurodollar Standby Borrowing into an ABR Borrowing, and (ii) not later than 10:30 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Standby Borrowing or to continue any Eurodollar Standby Borrowing for an additional Interest Period, subject in each case to the following:

            (a) if less than all the outstanding principal amount of any Standby Borrowing shall be converted or continued, the aggregate principal amount of the Standby Borrowing being converted or continued shall be an integral multiple of $1,000,000 and not less than $5,000,000;

            (b) accrued interest on a Standby Borrowing (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

            (c) if any Eurodollar Standby Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

            (d) any portion of a Standby Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Standby Borrowing and shall, unless clause (e) applies to such Borrowing, be repaid at the end of the Interest Period applicable thereto;

            (e) any portion of a Eurodollar Standby Borrowing which cannot be continued as a Eurodollar Standby Borrowing by reason of clause (d) above shall, if not repaid at the end of the applicable Interest Period, be automatically converted at the end of the Interest Period in effect for such Eurodollar Standby Borrowing into an ABR Borrowing; and

            (f) no Interest Period may be selected for any Eurodollar Standby Borrowing that would end later than the Maturity Date.

            Each notice pursuant to this Section 2.06 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Standby Borrowing to be converted or continued, (ii) whether such Standby Borrowing is to be converted to or continued as a Eurodollar Standby Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Standby Borrowing is to be converted to or continued as a Eurodollar Standby Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Standby Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. If no notice shall have been given in accordance with this Section 2.06 to convert or continue any Standby Borrowing, such Standby Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

            SECTION 2.07. Fees. (a) The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 (with the first payment being due on September 30, 2001) and on the date on which the Commitment of such Lender shall have been terminated, a facility fee (a "Facility Fee"), equal to the Applicable Rate on the amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or other period commencing on the date hereof or ending with the date on which the Commitment of such Lender shall be terminated); provided that, if such Lender continues to have any Standby Credit Exposure after its Commitment terminates, then the Facility Fee shall continue to accrue on the daily amount of such Lender's Standby Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Standby Credit Exposure. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall be payable in arrears and shall commence to accrue on the date hereof and cease to accrue on the date on which the Commitment of such Lender shall have terminated and such Lender shall have no further Standby Credit Exposure.

            (b) The Company agrees to pay to the Administrative Agent, for its own account, the administrative, auction and other fees separately agreed to by the Company and the Administrative Agent (collectively, the "Administrative Fees").

            (c) The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on each date on which the Commitment of such Lender shall be terminated or reduced as provided herein, a utilization fee (a "Utilization Fee") equal to a pro rata portion (based on the ratio of such Lender's Commitment and Standby Loans outstanding to the aggregate amount of all the Commitments and Standby Loans outstanding) of .125% per annum on the principal amount of the outstanding Loans, including Competitive Loans, whether or not made by such Lender, for each day during the preceding quarter (or other period commencing on the date hereof or ending with the date on which the Commitment of such Lender shall have been terminated and its Loans repaid in full) on which the sum of (i) the aggregate Standby Credit Exposures and Competitive Loan Exposures and (ii) the aggregate "Standby Credit Exposures" and "Competitive Loan Exposures" under and as defined in the 364-Day Agreement shall exceed 33% of the aggregate amount of all the Commitments and the "Commitments" under and as defined in the 364-Day Agreement that shall remain in effect on such day (including each day after the Commitments shall have terminated on which the Lender shall have any Standby Credit Exposures or Competitive Loan Exposure). All Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Utilization Fee due to each Lender shall be payable in arrears and shall commence to accrue on the date hereof and cease to accrue on the date on which the Commitment of such Lender shall have been terminated and its Loans repaid in full.

            (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances other than to correct errors in payment.

            SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each of the Borrowers hereby agrees that (i) the outstanding principal balance of each Standby Loan shall be payable on the Maturity Date, (ii) the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto and (iii) the outstanding principal balance of each Swingline Loan shall be payable on the tenth Business Day following the making thereof.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

            (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Borrower of each Loan, the Type of each Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

            (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns (in each such case, a "Registered Note")) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a Registered Note, to such payee and its registered assigns).

            SECTION 2.09. Interest on Loans. (a) Subject to the provisions of
Section 2.10, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Standby Loan, (A) the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate from time to time in effect and (ii) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus) the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

            (b) Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and 360 days for other periods) at a rate per annum equal to the Alternate Base Rate.

            (c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

            (d) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable LIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.10. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest from and including the date of such default, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.09) equal to the higher of (a) the rate, if any, otherwise applicable to such amount hereunder plus 2% per annum and (b) the Alternate Base Rate plus 2% per annum.

            SECTION 2.11. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined (i) that deposits in Dollars in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or any other market in which the Lenders shall be funding such Loans,
(ii) that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to Lenders having Commitments representing at least 50% of the Total Commitment at such time of making or maintaining their Eurodollar Loans during such Interest Period or (iii) that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Company and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Company and the Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 affected by such circumstances shall be of no force and effect and shall be denied by the Administrative Agent, and any request by a Borrower for a Eurodollar Standby Borrowing pursuant to Section 2.04 shall, to the extent affected by such circumstances, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

            SECTION 2.12.  Termination and Reduction of Commitments.
(a) The Commitments shall be automatically and permanently terminated on the Maturity Date.

            (b) Upon at least three Business Days' prior irrevocable telecopy notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $10,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures or (B) which would reduce any Lender's Commitment to an amount that is less than such Lender's Standby Credit Exposure.

            (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Company shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Total Commitment, the Facility Fees on the amount of the Commitments so terminated accrued through the date of such termination or reduction.

            SECTION 2.13. Prepayment. (a) The Borrowers shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent (which shall give prompt notice thereof to each Lender): (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of a Eurodollar Standby Borrowing and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of an ABR Borrowing; provided, however, that (i) each partial prepayment of any Standby Borrowing shall be in an amount which is an integral multiple of $1,000,000 and not less than $10,000,000 or such smaller amount as necessary to repay any such Borrowing in full. No prepayment may be made in respect of any Competitive Borrowing.

            (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.13, the Borrowers shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures will not exceed the Total Commitment, after giving effect to such termination or reduction.

            (c) If, at any time, the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures exceeds the Total Commitment, the applicable Borrower shall, on such day, prepay such Borrowing in an amount equal to the lesser of (i) such excess and (ii) the amount of such Borrowing.

            (d) If, at any time, the Standby Credit Exposure of any Lender of a Loan included in such Borrowing exceeds such Lender's Commitment, the applicable Borrower shall, on such day, prepay such Borrowing in an amount equal to the lesser of (i) the amount necessary to eliminate such excess and (ii) the amount of such Borrowing.

            (e) Each notice of prepayment given pursuant to paragraph (a) above shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) in the amount stated therein on the date stated therein. All prepayments under this Section
2.13 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.13 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

            (f) In satisfaction of any prepayment obligation under paragraph
(b), (c), or (d) of this Section 2.13 when due with respect to any Eurodollar Loan, the Company may deposit in the Prepayment Account (as defined below) cash in an aggregate amount sufficient to satisfy such prepayment obligation. The Administrative Agent shall deposit such amount in the Prepayment Account and shall apply such amount to prepay each Loan against which such cash is being held, on the last day of the applicable Interest Period (or, at the direction of the Company, on any earlier date). For purposes of this Agreement, the term "Prepayment Account" shall mean an account or accounts established by the Company with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (f). The Administrative Agent will, at the request of the Company from time to time, invest the cash in the Prepayment Account in Permitted Investments that mature on or prior to the last day of the applicable Interest Periods of the Loans against which such cash is being held; provided, however, that the Administrative Agent shall not be required to make any investment (i) that, in its sole judgment, would cause it to be in, or would result in any, violation of any law, statute, rule or regulation or (ii) if a Default or Event of Default shall have occurred and be continuing. The Company shall indemnify the Administrative Agent for any losses relating to the investments so that the cash in the Prepayment Account will be sufficient to prepay each Loan against which such cash is being held, on the last day of the applicable Interest Period. The Prepayment Account shall not bear interest other than any interest or profits on such investments, which shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Company hereby grants to the Administrative Agent, for its benefit and the benefit of the Lenders, a security interest in the Prepayment Account to secure the Obligations. At any time that no Event of Default has occurred and is continuing and there is no outstanding Loan against which cash in the Prepayment Account is required to be held, the Administrative Agent shall release all cash in the Prepayment Account to the Company.

            SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein but subject to paragraph (d) below and to Section 2.21, if any Change in Law shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market or any other market in which the funding operations of any Lender shall be conducted of any other condition, in any such case, affecting this Agreement, such Lender's Commitment or any Eurodollar Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Company and the applicable Borrower agree severally (and not jointly) to pay such additional amount or amounts as will compensate such Lender for such additional costs or reduction. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan (i) relating to any reserve requirements in effect at the time the Competitive Bid with respect thereto is submitted by such Lender or (ii) if the Change in Law giving rise to such request was known by such Lender to be applicable to it at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made.

            (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, such Lender's Commitment or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Company agrees to pay to such Lender from time to time such additional amount or amounts as will compensate such Lender for such reduction; provided, however, that each Foreign Borrower shall pay only such amounts that relate to its own Obligations.

            (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Company with a copy to the Administrative Agent and shall be conclusive absent manifest error. The Company or the applicable Borrower, as the case may be, shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

            (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's right to demand such compensation with respect to such period or any other period, except that no Lender shall be entitled to any compensation under this Section 2.14 for any costs incurred or reduction suffered with respect to any date unless such Lender shall have notified the Company that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of (i) such date and (ii) the date on which such Lender shall have become aware of such costs or reductions. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, rule, regulation or guideline or any Change in Law. Notwithstanding any other provision in this Section 2.14, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. If any Lender shall receive as a refund any moneys from any source in respect of any increased cost or reduction that it has identified on any certificate provided pursuant to paragraph (c) above, to the extent that the Company or any Borrower has previously paid the Lender any compensation in respect thereof, the Lender shall promptly forward such refund to the Company or such Borrower, as the case may be, without interest.

            SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, such Lender shall give written notice thereof to the Company and to the Administrative Agent and as long as such illegality, limitation or impracticality continues to exist, such Lender:

            (i) may declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans, any request by any Borrower for Eurodollar Loans shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

            (ii) shall promptly enter into negotiations with the Company and negotiate in good faith to agree to a solution to such illegality, limitation or impracticability; provided, however, that if such an agreement has not been reached by the date at which such Change in Law is given effect with respect to the outstanding Eurodollar Loans of such Lender, upon effective notice thereof pursuant to paragraph (b) below, the applicable Borrower shall immediately prepay the affected Eurodollar Loans that have been rendered unlawful by such Change in Law and shall prepay any other affected Loan on the last day of the Interest Period currently applicable to such Loan.

            (b) For purposes of this Section 2.15, a notice by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt.

            (c) Each Lender that has delivered a notice pursuant to paragraph
(a) above, if the circumstances giving rise to such notice cease to exist, shall notify each applicable Borrower thereof as soon as practicable.

            SECTION 2.16. Indemnity. (a) Subject to Section 2.16(b), each Borrower agrees to indemnify each Lender making any Loan to it against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by any Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, 2.04, 2.05 or 2.06, (b) any payment, prepayment or conversion of a Loan to such Borrower required by any other provision of this Agreement or otherwise made or deemed made, or any purchase required pursuant to the provisions of Section 2.21(b) (except pursuant to Sections 2.21 (b)(iii) or (iv)), on a date other than the last day of the Interest Period, if any, applicable thereto or (c) any default by such Borrower in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (which in the case of a Eurodollar Loan will be assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to such Borrower with a copy to the Administrative Agent and shall be conclusive absent manifest error.

            (b) Notwithstanding any other provision hereof, each Foreign Borrower shall be subject to the indemnification obligations created by this
Section 2.16 only with respect to its own Obligations.

            SECTION 2.17. Pro Rata Treatment. Each payment of the Facility Fees and Utilization Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments. Except as required under Section 2.15, each continuation, payment or prepayment of principal of any Standby Borrowing and each refinancing or conversion of any Standby Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Standby Loans comprising such Borrowing. Each payment of interest on any Standby Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Standby Loans comprising such Borrowing. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole unit amount.

            SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (other than as provided in Section 2.15 or pursuant to an assignment under Section 2.21 or
Section 10.04), obtain payment (voluntary or involuntary) in respect of any Standby Loan or Standby Loans as a result of which the unpaid principal portion of its Standby Loans shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Standby Loan in the amount of such participation.

            SECTION 2.19. Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing made by it or any Fees or other amounts payable by it) hereunder from a Payment Location in the United States not later than 12:00 noon, New York City time, on the date when due in Dollars to the Administrative Agent at its offices at 270 Park Avenue, New York,
New York, in immediately available funds.

            (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

            SECTION 2.20. Taxes.SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as determined in good faith by the Administrative Agent or the applicable Lender to be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Borrowers shall indemnify the Administrative Agent and each Lender within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

            (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this paragraph (f) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

            SECTION 2.21. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender claiming any additional amounts payable pursuant to Section 2.14, or 2.20, or exercising its rights under Section 2.15, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

            (b) In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, (ii) any Borrower shall be required or reasonably believes it will be required, to make additional payments to any Lender under Section 2.20, (iii) any Lender shall become, or a substantial part of the property of any Lender shall become, the subject of any receivership or similar proceeding or (iv) any Lender shall default on its commitment to lend hereunder, the Company shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse, free and clear of all deductions and withholding, (in accordance with and subject to the restrictions contained in Section 10.04) all interests, rights and obligations contained hereunder to another financial institution or to another Lender which shall assume such obligations; provided that (A) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (B) the assignee or the Company, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and the interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

            SECTION 2.22. Borrowing Subsidiaries. The Company may designate any Subsidiary as a Borrowing Subsidiary. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement in the form of Exhibit C executed by such Subsidiary and the Company, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement. Any Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as no Loans shall be outstanding to such Subsidiary and such Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in the form of Exhibit D.

                                   ARTICLE III

                                   CONDITIONS

            SECTION 3.01. Effectiveness. (a) The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

            (i) The Administrative Agent shall have received counterparts hereof signed by each of the parties hereto.

            (ii) The Administrative Agent shall have received (i) an opinion of Clifford H.R. DuPree, Associate General Counsel of the Company, substantially in the form of Exhibit F-1 hereto, and (ii) an opinion of Cravath, Swaine & Moore, counsel for the Administrative Agent, substantially in the form of Exhibit F-2 hereto, each dated the Effective Date and covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

            (iii) The Administrative Agent shall have received a certificate, dated the Effective Date, signed by a Financial Officer of the Company to the effect set forth in clauses (b) and (c) of Section 3.02.

            (iv) The Administrative Agent shall have received all documents it may reasonably request relating to the existence or good standing of the Company or any other Borrower or the Guarantor, the corporate power and authority of the Company and any such other Borrower or the Guarantor to enter into and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

            (v) The commitments of the lenders under the Existing Credit Agreement shall have been terminated and the principal of and interest accrued on the loans outstanding thereunder, and all fees and other amounts accrued or otherwise due thereunder, shall have been paid in full.

            (vi) All fees and other amounts due and payable hereunder on or prior to the Effective Date, including, to the extent invoiced, all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder, shall have been paid.

            SECTION 3.02. Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing that does not increase the aggregate principal amount of Loans of any Lender outstanding) hereunder, is subject to the satisfaction of the following conditions:

            (a) The Administrative Agent shall have received a notice of borrowing as required by Section 2.03 or 2.04 (or, in the case of a Swingline Loan, Section 2.05).

            (b) Immediately prior to and after such Borrowing, no Default shall have occurred and be continuing.

            (c) The representations and warranties of the Company and the applicable Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder (other than a Borrowing that does not increase the aggregate principal amount of Loans of any Lender outstanding) shall be deemed to be a representation and warranty by the Company and the applicable Borrower on the date of such Borrowing as to the matters specified in clauses (b) and (c) of this Section.

            SECTION 3.03. Initial Borrowing by Each Borrowing Subsidiary. The obligation of each Lender to make a Loan on the occasion of the first Borrowing by each Borrowing Subsidiary is subject to the satisfaction of the following conditions:

            (a) The Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary and the Company.

            (b) The Administrative Agent shall have received an opinion of counsel for the Borrowing Subsidiary dated the date of such Borrowing substantially in the form of Exhibit F-3 hereto and covering such additional matters relating to such Borrowing Subsidiary as the Administrative Agent may reasonably request;

            (c) The Administrative Agent shall have received all documents it may reasonably request relating to the existence of such Borrowing Subsidiary, the corporate power and authority of such Borrowing Subsidiary to enter into and the validity with respect to such Borrowing Subsidiary of this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


            The Company, as to itself and each of its Subsidiaries, and each Borrowing Subsidiary, only as to itself, represents and warrants to the Administrative Agent and each of the Lenders as follows:

            SECTION 4.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            SECTION 4.02. Authorization; Enforceability. The Transactions are within the corporate powers of the Company and each Subsidiary party hereto and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and each Subsidiary party hereto and constitutes a legal, valid and binding obligation of each of them, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or any assets of any of them, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and
(d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in each of the foregoing cases, as could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 4.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended June 30, 2000, reported on by KPMG LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2001, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

            (b) Since March 31, 2001, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

            SECTION 4.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects or lack of title or invalidity of leasehold interests that could not reasonably be expected to result in a Material Adverse Effect.

            (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except where lack of ownership or any license could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 4.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that assert the invalidity or unenforceability of or otherwise challenge this Agreement or the Transactions.

            (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or
(iv) knows of any basis for any Environmental Liability.

            (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

            SECTION 4.07. Compliance with Laws and Agreements. Neither the Company nor any of its Subsidiaries is in violation of any law, regulation or order of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, where such violation, individually or in the aggregate with other violations, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

            SECTION 4.08. Not an Investment Company or Holding Company. Neither the Company nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            SECTION 4.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

            SECTION 4.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

            SECTION 4.12. Federal Reserve Regulations. (a) Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

            (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulation U or X. Not more than 25% of the assets of the Company or the Company and the Subsidiaries taken as a whole that are subject to the restrictions of Sections 6.01 and 6.03 will at any time constitute margin stock.


                                    ARTICLE V

                              Affirmative Covenants

            Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:

            SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

            (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

            (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, or such other financial statements required to be included in Securities and Exchange Commission Form 10-Q, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

            (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations demonstrating that the Company is in compliance with Sections
      6.07 and 6.08 and (iii) if any change in GAAP has occurred since the last date of delivery of financial statements and has had a material effect on the financial statements of the Company, specifying such effect, unless such effect is noted in such financial statements;

            (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

            (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

            SECTION 5.02. Notices of Material Events. Upon becoming aware of any of the following, the Company will furnish to the Administrative Agent and each Lender prompt written notice thereof:

            (a) the occurrence of any Default;

            (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

            (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

            (d) any other development that results in, or, in the judgment of the Company, could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

            SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its Debt (and other Obligations, including Tax liabilities) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similar companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company and its Subsidiaries may (i) self-insure against such risks and in such amounts as are usually self-insured by similar companies engaged in the same or similar businesses operating in the same or similar locations and (ii) elect not to carry publisher's liability insurance.

            SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours as reasonably requested.

            SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for the purposes set forth in the preamble to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

                                   ARTICLE VI

                               Negative Covenants

            Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:

            SECTION 6.01. Liens. The Company will not, and will not permit any Material Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (a) Permitted Encumbrances;

            (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of the date hereof;

            (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that
      (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be,
      (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date;

            (d) any Lien on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of the date such Lien is granted; provided that (i) such Lien and the Debt secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and
      (iii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary;

            (e) any Lien on the property or assets of any Subsidiary of the Company in favor of the Company or any wholly owned Subsidiary (other than a Lien in favor of a non-Material Subsidiary);

            (f) any Lien on equipment (including printing presses and data-processing equipment) owned by the Company or any Subsidiary and located on the premises of any supplier and used in the ordinary course of the Company's or such Subsidiary's business;

            (g) any judgment or judicial attachment Lien with respect to any judgment that does not constitute an Event of Default;

            (h) any Lien securing any reimbursement, indemnification or similar obligation or liability incurred in the ordinary course of business in connection with any letter of credit, letter of guaranty, banker's acceptance, bill of exchange or similar instrument to backstop trade obligations of the Company or a Subsidiary;

            (i) any Lien imposed by law where (x) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or any Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (y) the failure to remove such Lien could not reasonably be expected to result in a Material Adverse Effect;

            (j) any Lien deemed to exist by virtue of any Capital Lease Obligation not otherwise prohibited hereunder;

            (k)  any Lien arising under any Loan Document;

            (l) any Lien identified on Schedule 6.06 securing any Debt of any Subsidiary; and

            (m) any Liens securing Debt or any other monetary obligation if, immediately after the incurrence thereof, all amounts of Debt and other monetary obligations secured by Liens which would not be permitted but for this clause
(m), when aggregated with the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Section 6.02 and the amount of Subsidiary Debt permitted pursuant to Section 6.06(e), do not, in the aggregate, exceed 7.5% of Consolidated Assets at the last fiscal quarter end for which financial statements have been delivered.

            SECTION 6.02. Sale and Leaseback Transactions. The Company will not, and will not permit any Material Subsidiary to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that, notwithstanding the above, the Company or any Subsidiary may engage in any sale and leaseback transaction if, immediately after the consummation of such transaction, the aggregate book value or sale price of the assets sold in sale and leaseback transactions referred to in this Section 6.02, when aggregated with the amount of Debt secured by Liens permitted pursuant to Section 6.01(m) and the amount of Subsidiary Debt permitted pursuant to Section 6.06(e), does not exceed 7.5% of Consolidated Assets at the last fiscal quarter end for which financial statements have been delivered.

            SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets (including capital stock of Material Subsidiaries) constituting all or substantially all the assets of the Company and the Subsidiaries on a consolidated basis (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Company or any Subsidiary may merge with or consolidate into any Person (other than any Subsidiary), provided that the Company or such Subsidiary, as the case may be, shall be the continuing or surviving corporation, (ii) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (iii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary, (v) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (vi) the Company may dispose of one or more Subsidiaries, which Subsidiaries may not be Borrowing Subsidiaries, not constituting all or substantially all the assets of the Company and the Subsidiaries on a consolidated basis by causing such Subsidiary or Subsidiaries to be merged with or into any other Person.

            (b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type, or involving similar themes, content and customer orientation as the business, conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related thereto.

            SECTION 6.04. Transactions with Affiliates. The Company will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise transfer any material property or assets to, or purchase, lease or otherwise acquire any material property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among any wholly owned Subsidiary and the Company or any other wholly owned Subsidiary not involving any Affiliate not a wholly owned Subsidiary, (c) any payment on account of capital stock that is otherwise not prohibited by this Agreement, (d) consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of the Company or any Subsidiary and (e) any payments by the Company or any Subsidiary to any Affiliate of the Company or any Subsidiary in connection with allocated out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock or other transaction for the benefit of the Company or any Subsidiary; provided, however, that this Section shall not limit the operation or effect of, or any payments under, (i) any license, lease, service contract, purchasing agreement, disposition agreement or similar arrangement entered into in the ordinary course of business between any Subsidiary and the Company or any other Subsidiary or (ii) any joint venture to which the Company or any Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business. The Company will not, and will not permit any of its Material Subsidiaries to, guarantee or otherwise provide credit support for the obligations of any non-Material Subsidiary, except guarantees or other credit support with respect to Debt in an aggregate principal amount of not more than $15,000,000.

            SECTION 6.05. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Debt of the Company or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement or (ii) restrictions and conditions with respect to a Person that is not a Subsidiary on the date hereof, which restrictions and conditions are in existence at the time such Person becomes a Subsidiary and are not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

            SECTION 6.06. Subsidiary Debt. The Material Subsidiaries will not issue or permit to be outstanding any preferred stock and will not create, incur, assume or permit to exist any Debt except (a) Debt created hereunder, (b) Debt or preferred stock of any Subsidiary issued to or held by the Company or any other Subsidiary (other than Debt or preferred stock of the Company or a Material Subsidiary issued to or held by a Subsidiary that is not a Material Subsidiary), (c) Debt existing on the date hereof and identified on Schedule
6.06 and equaling, in aggregate principal amount, not more than $40,000,000, and extensions, renewals and replacements thereof not exceeding $40,000,000 in aggregate principal amount, (d) Debt in connection with any project financing to the extent the holders thereof have recourse only against the specific assets subject to such project financing (and no recourse against the general assets of the Company or any Subsidiary) and (e) other Debt and preferred stock, which would not be permitted but for this clause (e), in an aggregate principal amount outstanding at any time for all Subsidiaries that, when aggregated with the amount of debt secured by Liens permitted pursuant to Section 6.01(m) and the aggregate book value or sale price of the assets sold in sale and leaseback transactions permitted pursuant to Section 6.02, does not exceed 7.5% of Consolidated Assets at the last fiscal quarter end for which financial statements have been delivered.

            SECTION 6.07. Consolidated Interest Coverage Ratio. The Company will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters ending after the date hereof to be less than 4.00 to 1.00.

            SECTION 6.08. Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio at any time to exceed
3.00 to 1.00.


                                   ARTICLE VII
                                    DEFAULTS
            If any of the following events ("Events of Default") shall occur:

            (a) any representation or warranty made or deemed made by or on behalf of the Company or any Borrowing Subsidiary in or in connection with any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

            (b) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (c) any Borrower shall fail to pay any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

            (d) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section
      5.03 (with respect to any Borrower's existence) or Section 5.08 or in
      Article VI;

            (e) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

            (f) (i) the Company or any Material Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Debt, when and as the same shall become due and payable (after all applicable grace periods) or (ii) any other event or condition occurs and as a result any Material Debt has become due prior to its scheduled maturity, or the mandatory prepayment, repurchase, redemption or defeasance thereof is required, either immediately or within 60 days;

            (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (h) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause
      (h)(i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (i) the Company or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

            (j) one or more judgments for the payment of money in an aggregate amount (to the extent not covered by insurance) in excess of $20,000,000 shall be rendered against the Company, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;

            (k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect and, within 30 days after the reporting of any such ERISA Event pursuant to Section 5.02(c) to the Administrative Agent (which report shall indicate whether such event could cause a Material Adverse Effect), the Administrative Agent shall have notified the Company in writing that the Required Lenders have made a determination that, on the basis of such ERISA Event, there are reasonable grounds for the termination of any Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer any plan or for the imposition of a lien in favor of a Plan;

            (l) a Change in Control shall occur; or

            (m) any material provision of the Guarantee shall, for any reason, not be, or shall be asserted in writing by the Guarantor not to be, in full force and effect, or otherwise valid, binding and enforceable against any person purported to be bound by it;

then, and in every such event (other than an event with respect to any Borrower described in clause (g), (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other liabilities of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (g), (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

            Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

            The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information communicated to the Administrative Agent by or relating to the Company or any of its Subsidiaries. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders, as the case may be, or in the absence of its own gross negligence or wilful misconduct. In addition, the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or
(v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent.

            Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the Company's written consent (which shall not be unreasonably withheld or delayed and shall not be required from the Company if an Event of Default under clause
(g) or (h) of Article VII has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the Company's written consent (which shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank or an Affiliate thereof, in each case with a net worth of at least $1,000,000,000 and an office in New York, New York. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

            None of the Arrangers, Co-Syndication Agents or Co-Agents, in its capacity as an arranger, co-syndication agent or co-agent, shall have any duties or responsibilities under this Agreement.


                                   ARTICLE IX

                                    GUARANTEE

            In order to induce the Lenders to extend credit hereunder, the Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the Obligations. The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

            The Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any of the other Loan Documents or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement.

            The Guarantor further agrees that its Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrower or any other person.

            The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise and regardless of any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or any Lender's rights with respect thereto, including, without limitation, (a) any law, rule or policy that is now or hereafter promulgated by any Governmental Authority (including, without limitation, any central bank) or regulatory body that may adversely affect any Borrower's ability or obligation to make, or any Lender's right to receive, such payments, (b) any nationalization, expropriation, war, riot, civil commotion or other similar event, (c) any inability to convert any currency into the currency of payment of such Obligation or (d) any inability to transfer funds in the currency of payment of such Obligation to the place of payment therefor. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, wilful or otherwise, except as specifically provided therein, in the performance of the Obligations, by any release of any other guarantor, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity.

            The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

            In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Guarantor by virtue hereof, upon the failure of any Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation.

            Upon payment by the Guarantor of any Obligations, each Lender shall, in a reasonable manner, assign the amount of the Obligations owed to it and so paid to the Guarantor, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by the Guarantor, or make such disposition thereof as the Guarantor shall direct (all without recourse to and without any representation or warranty by any Lender).

            Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations.


                                    ARTICLE X

                                  MISCELLANEOUS

            SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to the Company, to it at Reader's Digest Road, Pleasantville, New York 10570, Attention of Treasurer (Telecopy No. (914) 244-5904);

            (b) if to the Administrative Agent, to The Chase Manhattan Bank, One Chase Plaza, 8th Floor, New York, New York 10081, Attention of Margaret Swales (Telecopy No. (212) 552-5662), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Tina Ruyter (Telecopy No. (212) 270-5120);

            (c) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

            (d) if to any Borrowing Subsidiary, to it at the address (or telecopy number) set forth above for the Company;

provided, however, that any notice or other communication provided for herein to be given to or by the Company or any Borrowing Subsidiary shall be deemed effective as to the Company and as to all Borrowers when given to or by the Company, as the case may be.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

            (b) None of this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any Fees or other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest payable hereunder, or any Fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17 in a manner that would alter the pro rata sharing of any payment without the written consent of each Lender affected thereby, (v) reduce or terminate the obligations of the guarantor under Article IX or (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required in order to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

            SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder. The Lenders shall endeavor in good faith to limit the number of counsel retained by them to avoid duplication of expenses.

            (b) The Company agrees to indemnify the Administrative Agent and each Lender, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, employees and agents (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee incurred by or asserted against any Indemnitee relating to the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance of its obligations thereunder, the Borrowings hereunder, the consummation of the Transactions or any other transactions contemplated hereby or any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries or Environmental Liability related in any way to the Company or any of its Subsidiaries, including any of the foregoing arising out of, in connection with, or as a result of any claim, litigation, investigation or proceeding (whether or not any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee. The Lenders shall endeavor in good faith to limit the number of counsel retained by them to avoid duplication of expenses.

            (c) To the extent that the Company, any Borrower or the Company in its capacity as Guarantor fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Participation Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such and did not result from the gross negligence or wilful misconduct of the Administrative Agent.

            (d) All amounts due under this Section shall be payable promptly after written demand therefor.

            (e) Notwithstanding any other provision of this Section 10.03, a Foreign Borrower shall be liable for indemnification only with respect to its own Obligations.

            SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and the Indemnitees, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company, the Swingline Lender and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of (A) $1,000, if the Assignee is a Lender or an Affiliate of a Lender, or (B) $3,500, if the Assignee is not a Lender or an Affiliate of a Lender and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required shall not be required if an Event of Default under clause (g) or (h) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph
(d) of this Section, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 10.03).

            (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and any written consent to such assignment required by paragraph (b) above, the Administrative Agent shall (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (d).

            (e) Any Lender may without the consent of any Borrower, the Administrative Agent or the Swingline Lender sell participations to one or more banks or other entities ("Participants") in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) below, the Borrowers agree that each Participant (acting through a Lender) shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (b) above shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this paragraph.

            (f) The Borrowers shall not be required to pay any amount to any Participant pursuant to Section 2.14 or 2.20 that is greater than the amount they would have been required to pay had the applicable participation interest not been sold, unless the sale of the participation to such Participant is made with the Company's prior written consent and the Company specifically agrees to waive this limitation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.20 as though it were a Lender. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section 10.04 shall indemnify and hold harmless the Borrowers and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including, without limitation, reasonable attorneys' fees and expenses) incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of any of the Borrowers or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had delivered to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, duly completed and valid forms or other documentation entitling such Participant to receive payment under this Agreement without deduction or withholding of Taxes in excess of the Taxes deducted or withheld from payments to such Lender (but only to the extent that the Participant would have been entitled under applicable law to deliver such form or other documentation).

            (g) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank for such Lender as a party hereto.

            (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof (iii) such Granting Lender's other obligations under this Agreement shall remain unchanged and such Granting Lender shall be responsible for the observance and performance by the SPC of all restrictions and obligations contained herein (which, except as provided in clause (i) above, shall be applicable to such SPC as if it were a Lender), including all confidentiality, notice and other obligations and all restrictions on further assignments, (iv) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (v) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender's rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of its Granting Lender to the same extent, and as if, such Loan were made by its Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis, to the extent such disclosure would be permitted under Section 10.12 as if such SPC were a Lender, any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. Any agreement under which any assignment described in the foregoing paragraph shall have been made shall provide that the Granting Lender shall retain the right to enforce the agreement or approve any amendment, modification or waiver of any provision of the Loan Documents.

            SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.16, 2.20 and 10.03 and
Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other provision hereof.

            SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to Fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 10.08. Right of Setoff. (a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company or any Borrower against any of and all the obligations of the Company or such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            (b) Each Lender agrees promptly to notify the Administrative Agent and the Company or the applicable Borrower after any such setoff and application; provided, however, that the failure to give any such notice shall not affect the validity of such setoff and application.

            (c) Notwithstanding the foregoing provisions of this Section 10.08, any amounts received by a Lender by exercising such set-off rights against any Foreign Borrower may be applied only against such Borrower's Obligations.

            SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN
ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

            (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain and cause its Affiliates to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors or to any other Lender or Participant (it being understood that such disclosure will be made only to such Persons who have, and only to the extent of, the need to know such Information and only if the Persons to whom such disclosure is made are informed of the confidential nature of such Information and instructed to keep such Information confidential and use such information only as necessary in connection with (i) their evaluation of the ability of the Company or any Borrowing Subsidiary to repay the Loans and perform their other obligations under the Loan Documents, (ii) administering the Obligations under this Agreement, (iii) servicing the Borrowings hereunder, (iv) protecting their interests under this Agreement or (v) performing any similar function in connection with any other extension of credit by the Lenders to the Company or a Subsidiary), (b) to the extent requested by any regulatory authority to which the Lender is subject or in connection with an examination of the Lender by any such authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or, in the case of any SPC referred to in Section 10.04(h), to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC, (f) with the consent of the Company or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Borrower that is not known to the Administrative Agent or such Lender to be bound by any duty of confidentiality with respect thereto. For the purposes of this Section, "Information" means all information received from the Borrowers relating to any Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

            SECTION 10.13. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

            (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              THE READER'S DIGEST ASSOCIATION, INC.,

                                       By

                                        Name:
                                        Title:




                              THE CHASE MANHATTAN BANK, individually
                              and as Administrative Agent,

                                       By


                                        Name:
                                        Title:

                              ABN AMRO BANK N.V.,

                                       By

                                        Name:
                                        Title:

                                       By

                                        Name:
                                        Title:

                              COMMERZBANK AG, NEW YORK AND GRAND CAYMAN
                                    BRANCHES,

                                       By

                                        Name:
                                        Title:

                                       By

                                        Name:
                                        Title:

                              MIZUHO FINANCIAL GROUP:

                              THE FUJI BANK, LIMITED,

                                       By

                                        Name:
                                        Title:

                              THE DAI-ICHI KANGYO BANK, LTD.,

                                       By

                                        Name:
                                        Title:

                              WACHOVIA BANK, N.A.,

                                       By

                                        Name:
                                        Title:

                              BARCLAYS BANK PLC, individually and as
                                    Co-Agent,

                                       By

                                        Name:
                                        Title:

                                       By

                                        Name:
                                        Title:

                                       By

                                        Name:
                                        Title:

                              FLEET NATIONAL BANK, individually and as
                                    Co-Agent,

                                       By

                                        Name:
                                        Title:

                              THE ROYAL BANK OF SCOTLAND PLC,
                              individually and as Co-Agent,

                                       By

                                        Name:
                                        Title:

                              BANCA NAZIONALE DEL LAVORO, S.p.A., NEW
                              YORK BRANCH,

                                       By

                                        Name:
                                        Title:

                                       By

                                        Name:
                                        Title:

                              COMERICA BANK,

                                       By

                                        Name:
                                        Title:

                              THE NORINCHUKIN BANK, NEW YORK BRANCH,

                                       By

                                        Name:
                                        Title:

                                    Guarantor

                              THE READER'S DIGEST ASSOCIATION, INC.,

                                       By

                                        Name:
                                        Title:

                              J.P. MORGAN SECURITIES INC., as Lead
                              Arranger and Sole Bookrunner,

                                       By

                                        Name:
                                        Title: